CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 65 to the Registration Statement (Form N-1A No. 33-58248 and 811-07502) of our report dated July 27, 2020 on the financial statements and financial highlights of BNY Mellon Emerging Markets Securities Fund (the sole fund constituting BNY Mellon International Securities Funds, Inc.) (the “Fund”) included in the Fund’s annual report for the fiscal year ended May 31, 2020.

/s/ ERNST & YOUNG LLP

New York, New York
September 11, 2020